EXHIBIT 99.1

FOR RELEASE: Wednesday, October 25, 2017 at 4:30 PM (Eastern)

QUAINT OAK BANCORP, INC. ANNOUNCES THIRD QUARTER EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the "Company") (OTCQX: QNTO), the holding company for Quaint Oak Bank (the "Bank"), announced today that net income for the quarter ended September 30, 2017 was $595,000, or $0.32 per basic and $0.30 per diluted share, compared to $402,000, or $0.22 per basic and $0.21 per diluted share for the same period in 2016.  Net income for the nine months ended September 30, 2017 was $1.3 million, or $0.69 per basic and $0.65 per diluted share, compared to $1.0 million, or $0.59 per basic and $0.54 per diluted share for the same period in 2016.

Robert T. Strong, President and Chief Executive Officer, stated, "I am pleased to report that we have continued our historic earnings trend.  Our quarterly earnings for the period ended September 30, 2017 were 48% higher than the same prior year quarter end.  These results bring our basic earnings per share to $0.32 for the quarter ended September 30, 2017.  Comparing our nine month net income results for 2017 to the same nine month period of 2016, we have experienced an approximate 24% increase."

Mr. Strong continued, "We were pleased in August to announce the expansion of Quaint Oak Real Estate and the addition of a new real estate Company Manager.  We believe this positions our subsidiary company for continued growth that will also contribute to the services of our other subsidiary companies."

Mr. Strong added, "The Company has continued to add share repurchases at a deliberate pace, over time.  We have, during 2017, repurchased an additional 27,363 shares bringing the total shares repurchased from the original shares issued in our initial public offering to over 1.0 million shares (adjusted for a 2-for-1 stock split in September 2015).  This represents 36% of the initial shares issued that have been repurchased."

In closing, Mr. Strong commented, "As always, in conjunction with having maintained a strong repurchase plan that has repurchased over 36% of our original shares issued in our initial public offering, our current and continued business strategy includes long term profitability and payment of dividends reflecting our strong commitment to shareholder value."

Net income amounted to $595,000 for the three months ended September 30, 2017, an increase of $193,000, or 48.0%, compared to net income of $402,000 for three months ended September 30, 2016.  The increase in net income on a comparative quarterly basis was primarily the result of increases in non-interest income of $363,000 and net interest income of $251,000, partially offset by increases in non-interest expense of $291,000, the provision for income taxes of $108,000, and the provision for loan losses of $22,000.

The $251,000, or 15.3%, increase in net interest income for the three months ended September 30, 2017 over the comparable period in 2016 was driven by a $364,000, or 15.8%, increase in interest income, partially offset by a $113,000, or 16.8%, increase in interest expense.  The increase in interest income was primarily due to a $37.0 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $161.8 million for the three months ended September 30, 2016 to an average balance of $198.8 million for the three months ended September 30, 2017, and had the effect of increasing interest income $505,000.  Partially offsetting this increase was a 28 basis point decline in the average yield on loans receivable, net, including loans held for sale, from 5.47% for the three months ended September 30, 2016 to 5.19% for the three months ended September 30, 2017, which had the effect of decreasing interest income by $142,000.  The increase in interest expense was primarily attributable to a $19.3 million increase in average interest-bearing liabilities, which increased from an average balance of $180.4 million for the three months ended September 30, 2016 to an average balance of $199.7 million for the three months ended September 30, 2017, and had the effect of increasing interest expense $61,000.  Also contributing to this increase was an eight basis point increase in the average rate on interest-bearing liabilities, from 1.49% for the three months ended September 30, 2016 to 1.57% for the three months ended September 30, 2017, which had the effect of increasing interest expense by $52,000.  The average interest rate spread increased from 3.22% for the three months ended September 30, 2016, to 3.24% for the same period in 2017 while the net interest margin increased from 3.34% for the three months ended September 30, 2016 to 3.40% for the three months ended September 30, 2017.

The provision for loan losses increased $22,000, or 36.1%, from $61,000 for the three months ended September 30, 2016 to $83,000 for the three months ended September 30, 2017.  The increase was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, prior loan loss experience and amount of non-performing loans at September 30, 2017.

The $363,000, or 49.5%, increase in non-interest income for the three months ended September 30, 2017 over the comparable period in 2016 was primarily attributable to a $156,000, or 29.4%, increase in net gain on the sales of residential mortgage loans, a $100,000, or 77.5%, increase in mortgage banking and title abstract fees, a $54,000 decrease in loss on sales and write-downs on other real estate owned, a $30,000 increase in insurance commissions earned by Quaint Oak Insurance Agency, a wholly owned insurance subsidiary of Quaint Oak Bank which began operations on August 1, 2016, a $25,000 increase in other fees and services charges, and a $19,000 increase in other non-interest income, partially offset by a $19,000 decrease in gain on the sale of SBA loans and a $2,000 decrease in income from bank-owned life insurance.

The $291,000, or 17.6%, increase in non-interest expense for the three months ended September 30, 2017 compared to the same period in 2016 was primarily attributable to a $192,000, or 17.0%, increase in salaries and employee benefits expense due primarily to increased staff related to the continued expansion of the Company's mortgage banking and lending operations and the launch of  Quaint Oak Insurance Agency on August 1, 2016, a $36,000, or 33.0%, increase in other expense, a $34,000, or 65.4%, increase in data processing expense, a $16,000 increase in advertising expense,  an $11,000 increase in professional fees, a $9,000 increase in FDIC insurance assessment, a $4,000 increase in directors' fees and expenses, and a $4,000 increase in amortization of other intangible related to the renewal rights of the book of business acquired from Signature Insurance Services, LLC on August 1, 2016.  These increases were partially offset by a $9,000 decease in other real estate owned expense and a $6,000 decrease in occupancy and equipment expense.

The provision for income tax increased $108,000, or 43.2%, from $250,000 for the three months ended September 30, 2016 to $358,000 for the three months ended September 30, 2017 due primarily to the increase in pre-tax income. Our effective tax rate decreased from 38.3% for the three months ended September 30, 2016 to 37.6% for the three months ended September 30, 2017.

For the nine months ended September 30, 2017, net income increased $247,000, or 23.7%, from $1.0 million for the nine months ended September 30, 2016 to $1.3 million for the nine months ended September 30, 2017.  The increase in net income was primarily the result of increases in net interest income of $731,000 and non-interest income of $539,000, partially offset by increases in non-interest expense of $950,000, the provision for income taxes of $56,000, and the provision for loan losses of $17,000.

    The $731,000, or 15.0%, increase in net interest income for the nine months ended September 30, 2017 over the comparable period in 2016 was driven by a $1.1 million, or 15.6%, increase in interest income, partially offset by a $320,000, or 17.1%, increase in interest expense.  The increase in interest income was primarily due to a $34.1 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $155.4 million for the nine months ended September 30, 2016 to an average balance of $189.5 million for the nine months ended September 30, 2017, and had the effect of increasing interest income $1.4 million.  Partially offsetting this increase was a 27 basis point decline in the average yield on loans receivable, net, including loans held for sale, from 5.57% for the nine months ended September 30, 2016 to 5.30% for the nine months ended September 30, 2017, which had the effect of decreasing interest income by $391,000.  The increase in interest expense was primarily attributable to a $21.4 million increase in average interest-bearing liabilities, which increased from an average balance of $170.9 million for the nine months ended September 30, 2016 to an average balance of $192.3 million for the nine months ended September 30, 2017, and had the effect of increasing interest expense $228,000.  Also contributing to this increase was a six basis point increase in the average rate on interest-bearing liabilities, from 1.46% for the nine months ended September 30, 2016 to 1.52% for the nine months ended September 30, 2017, which had the effect of increasing interest expense by $92,000.  The average interest rate spread decreased from 3.36% for the nine months ended September 30, 2016, to 3.35% for the same period in 2017 while the net interest margin increased from 3.48% for the nine months ended September 30, 2016 to 3.50% for the nine months ended September 30, 2017.

As was the case for the quarter, the $17,000, or 9.9%, increase in the provision for loan losses for the nine months ended September 30, 2017 compared to the nine months ended September 30, 2016 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, prior loan loss experience and amount of non-performing loans during the nine months ended September 30, 2017.

The $539,000, or 28.7%, increase in non-interest income for the nine months ended September 30, 2017 over the comparable period in 2016 was primarily attributable to a $222,000, or 17.2%, increase in net gain on the sales of residential mortgage loans, a $196,000 increase in insurance commissions earned by Quaint Oak Insurance Agency, a wholly owned insurance subsidiary of Quaint Oak Bank which began operations on August 1, 2016, a $78,000, or 19.1%, increase in mortgage banking and title abstract fees, a $63,000 decrease in loss on sales and write-downs on other real estate owned, a $25,000 increase in other non-interest income, and a $17,000 increase in other fees and services charges, partially offset by a $60,000 decrease in gain on the sale of SBA loans and a $2,000 decrease in income from bank-owned life insurance.

The $950,000, or 19.5%, increase in non-interest expense for the nine months ended September 30, 2017 compared to the same period in 2016 was primarily attributable to a $673,000, or 20.3%, increase in salaries and employee benefits expense due primarily to increased staff related to the continued expansion of the Company's mortgage banking and lending operations and the launch of  Quaint Oak Insurance Agency on August 1, 2016, a $115,000, or 34.5%, increase in other expense, an $82,000, or 59.9%, increase in data processing expense, a $33,000 increase in advertising expense, a $28,000 increase in FDIC insurance assessment, a $28,000 increase in amortization of other intangible related to the renewal rights of the book of business acquired from Signature Insurance Services, LLC on August 1, 2016, and a $14,000 increase in occupancy and equipment expense.  These increases were partially offset by a $20,000 decrease in other real estate owned expense, a $2,000 decrease in professional fees, and a $1,000 decrease in directors' fees and expenses.

The provision for income tax increased $56,000, or 8.6%, from $650,000 for the nine months ended September 30, 2016 to $706,000 for the nine months ended September 30, 2017 due primarily to the increase in pre-tax income. Our effective tax rate decreased from 38.4% for the nine months ended September 30, 2016 to 35.4% for the nine months ended September 30, 2017 primarily due to a tax deduction taken in the second quarter of 2017 related to the exercise of non-qualified stock options during the nine months ended September 30, 2017.

The Company's total assets at September 30, 2017 were $232.2 million, an increase of $16.0 million, or 7.4%, from $216.2 million at December 31, 2016.  This growth in total assets was primarily due to a $17.0 million, or 9.6%, increase in loans receivable, net, and a $1.8 million, or 37.4%, increase in loans held for sale.   These increases were partially offset by a $1.2 million, or 20.0%, decrease in investment in interest-earning time deposits, a $1.1 million, or 11.7%, decrease in investment securities available for sale, and a $1.1 million, or 11.5%, decrease in cash and cash equivalents.  The largest increases within the loan portfolio occurred in the following categories: commercial real estate loans which increased $9.1 million, or 11.7%, multi-family residential loans which increased $5.7 million, or 38.8%, commercial business loans which increased $2.3 million, or 24.5%, and residential non-owner occupied loans which increased $608,000, or 1.2%.  These increases were partially offset by a $574,000, or 12.0%, decrease in home equity loans.

Total deposits increased $5.4 million, or 3.0%, to $182.4 million at September 30, 2017 from $177.0 million at December 31, 2016.  This increase in deposits was primarily attributable to increases of $5.3 million, or 3.9%, in certificates of deposit and $1.9 million, or 31.8%, in non-interest bearing checking accounts, partially offset by a $963,000, or 3.1%, decrease in money market accounts, a $655,000, or 55.1%, decrease in passbook accounts, and a $200,000, or 11.2%, decrease in savings accounts.

Total Federal Home Loan Bank borrowings increased $10.0 million, or 64.5%, from $15.5 million at December 31, 2016 to $25.5 million at September 30, 2017.  During the nine months ended September 30, 2017, the Company borrowed $4.5 million of short-term and $8.0 million of long-term fixed rate borrowings primarily to fund loan growth. During the same time period, the Company repaid $2.5 million of long-term fixed rate borrowings.

Total stockholders' equity increased $1.2 million, or 5.9%, to $22.0 million at September 30, 2017 from $20.8 million at December 31, 2016.  Contributing to the increase was net income for the nine months ended September 30, 2017 of $1.3 million, common stock earned by participants in the employee stock ownership plan of $138,000, amortization of stock awards and options under our stock compensation plans of $97,000, the reissuance of treasury stock for exercised stock options of $193,000, the reissuance of treasury stock under the Bank's 401(k) Plan of $83,000, and a decrease in other comprehensive loss of $37,000.  These increases were partially offset by the purchase of treasury stock of $341,000 and by dividends paid of $269,000.

Non-performing loans amounted to $3.5 million, or 1.83%, of net loans receivable at September 30, 2017, consisting of thirteen loans, five of which are on non-accrual status and eight of which are 90 days or more past due and accruing interest. Comparably, non-performing loans amounted to $1.9 million, or 1.06%, of net loans receivable at December 31, 2016, consisting of fourteen loans, seven of which were on non-accrual status and seven of which were 90 days or more past due and accruing interest.  The non-performing loans at September 30, 2017 include six one-to-four family non-owner occupied residential loans, three commercial real estate loans, two one-to-four family owner occupied residential loans, and two construction loans, and all are generally well-collateralized or adequately reserved for.  During the quarter ended September 30, 2017, one new loan was placed on non-accrual status and two loans previously on non-accrual status were paid-off. The allowance for loan losses as a percent of total loans receivable was 0.89% at September 30, 2017, and 0.90% at December 31, 2016.

Other real estate owned, net amounted to $185,000 at September 30, 2017, consisting of one property.  This compares to three properties totaling $435,000 at December 31, 2016.  Following the end of the quarter, the Company sold the remaining property and a loss of $6,000 was realized on the transaction. Non-performing assets amounted to $3.7 million, or 1.60%, of total assets at September 30, 2017 compared to $2.3 million, or 1.07%, of total assets at December 31, 2016.

Quaint Oak Bancorp, Inc. is the parent company for the Quaint Oak Family of Companies.  Quaint Oak Bank, a Pennsylvania-chartered stock savings bank and wholly-owned subsidiary of the Company, headquartered in Southampton, Pennsylvania and the Bank's subsidiary companies conduct business through two regional offices located in the Delaware Valley and Lehigh Valley markets and a New Britain Township location.  Quaint Oak Bank's subsidiary companies include Quaint Oak Abstract, LLC, Quaint Oak Insurance Agency, LLC, Quaint Oak Mortgage, LLC and Quaint Oak Real Estate, LLC.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

QUAINT OAK BANCORP, INC. Consolidated Balance Sheets (In Thousands)

	At September 30, 2017	At December 31, 2016
	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$8,229	$9,300
Investment in interest-earning time deposits	4,879	6,098
Investment securities available for sale at fair value	8,434	9,555
Loans held for sale	6,473	4,712
Loans receivable, net of allowance for loan losses (2017: $1,735; 2016: $1,605)	193,771	176,807
Accrued interest receivable	925	862
Investment in Federal Home Loan Bank stock, at cost	1,134	713
Bank-owned life insurance	3,793	3,728
Premises and equipment, net	1,973	1,730
Goodwill	515	515
Other intangible, net of accumulated amortization	429	465
Other real estate owned, net	185	435
Prepaid expenses and other assets	1,466	1,243
Total Assets	$232,206	$216,163

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$7,713	$5,852
Interest-bearing	174,685	171,155
Total deposits	182,398	177,007
Federal Home Loan Bank advances	25,500	15,500
Accrued interest payable	147	142
Advances from borrowers for taxes and insurance	1,781	2,210
Accrued expenses and other liabilities	362	514
Total Liabilities	210,188	195,373
Stockholders' Equity	22,018	20,790
Total Liabilities and Stockholders' Equity	$232,206	$216,163

QUAINT OAK BANCORP, INC.
Consolidated Statements of Income
(In Thousands, except share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
Interest Income	$2,673	$2,309	$7,792	$6,741
Interest Expense	785	672	2,194	1,874
Net Interest Income	1,888	1,637	5,598	4,867
Provision for Loan Losses	83	61	189	172
Net Interest Income after Provision for Loan Losses	1,805	1,576	5,409	4,695
Non-Interest Income	1,096	733	2,414	1,875
Non-Interest Expense	1,948	1,657	5,827	4,877
Income before Income Taxes	953	652	1,996	1,693
Income Taxes	358	250	706	650
Net Income	$595	$402	$1,290	$1,043

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Per Common Share Data:	(Unaudited)		(Unaudited)
Earnings per share – basic	$0.32	$0.22	$0.69	$0.59
Average shares outstanding – basic	1,868,969	1,792,673	1,857,682	1,774,343
Earnings per share – diluted	$0.30	$0.21	$0.65	$0.54
Average shares outstanding - diluted	2,007,819	1,950,413	1,998,138	1,935,757
Book value per share, end of period	$11.50	$10.80	$11.50	$10.80
Shares outstanding, end of period	1,914,486	1,879,284	1,914,486	1,879,284

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Selected Operating Ratios:	(Unaudited)		(Unaudited)
Average yield on interest-earning assets	4.81%	4.71%	4.87%	4.82%
Average rate on interest-bearing liabilities	1.57%	1.49%	1.52%	1.46%
Average interest rate spread	3.24%	3.22%	3.35%	3.36%
Net interest margin	3.40%	3.34%	3.50%	3.48%
Average interest-earning assets to average interest-bearing liabilities	111.31%	108.66%	111.01%	109.00%
Efficiency ratio	65.26%	68.99%	72.72%	72.34%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	1.83%	0.95%	1.83%	0.95%
Non-performing assets as a percent of total assets	1.60%	1.07%	1.60%	1.07%
Allowance for loan losses as a percent of non-performing loans	48.99%	97.07%	48.99%	97.07%
Allowance for loan losses as a percent of total loans receivable	0.89%	0.91%	0.89%	0.91%
Texas Ratio (2)	16.34%	10.33%	16.34%	10.33%

(1) Asset quality ratios are end of period ratios.
(2) Total non-performing assets divided by tangible common equity plus the allowance for loan losses.

Contact:
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059

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